MEMORANDUM OF AGREEMENT made this 12th day of September, 2005.

BETWEEN **GRANDVIEW GOLD INC.**
360 Bay St., Suite 500
Toronto, Ontario
M5H 2V6
(Hereinafter referred to as the "Company")

AND **RODREN DRILLING LTD.**
160 Poneida Road
West St. Paul, Manitoba
R4A 5A9

(Hereinafter referred to as the "Contractor")

The Contractor agrees to perform certain diamond drilling on the Dixie Lake Property Red Lake, Ontario area. (Appendix "A") on the following terms and conditions:

A. SPECIFICATIONS

(1) The Contractor agrees to sink by piping or to bore by diamond drilling on said lands of the Company.

(2) The Company requests NQ size core in holes to a minimum total of 2,500 metres.

(3) Work by the Contractor shall commence September 2005.

B. RATES

(1) The following rates do not include the Federal Goods and Services Tax (G.S.T.)

Overburden	$87.50/m.
Coring NQ (0 – 2000 ft)	$87.50/m.

NOTE: All down hole measurements will be measured from the top of the casing pipe. The Company's representative shall have the right at any time to check the measurements of the depth of each bore hole.

(2) Borehole Operations:

a. The price of $87.50 per metre drilling rate includes all coring and core recovery operations.
b. Moves Between Holes Including Waterlines: The first 8 man hours of moving and setting up are included in the drilling price. Moves and set up time beyond 8 man hours and 4 tractor hours will be charged at Day Work Rates.

(3) Cementing Operations:

a. With the consent of the Corporation's representative, drilling may be stopped to permit cementing, necessary due to lost water or rock cave. The Corporation will be charged the cost of cementing plus 15% for materials and day work rates for plant and labour.
b. When requested by the Corporation's representative, the Contractor will provide the necessary equipment to fully cement any hole upon its completion, at cost to the Corporation.

(4) Day Work Rates:

Labour	$45.60/man hour
Drill	85.00/hr
Tractors	75.00/hr

(5) Other Operations, Supplies and Services:

a. Mobilization of the Contractor's personnel and equipment to the truck unload point will be charged to the Company at a lump sum of $8,600.00 to the first set up. Set up at the collar will be charged at day work rates after 12 hours of set-up.
b. Demobilization of the Contractor's personnel and equipment from the last drill site including tearing down the site will be charged to the Company at a lump sum of $8,600.00.
c. As directed by the Corporation's representative, the Contractor will supply a Reflex single shot instrument for the purpose of surveying holes and performing tests at cost plus 15% to the corporation and operated day work rates.
d. All hole stabilization operations such as circulating mud and polymers and extending casing pipe through zones of broken ground and caving in the borehole at cost plus 15%.
e. Upon approval by the Corporation's representative, hole reduction shall be performed by the Contractor when necessitated by ground conditions, at cost to the Corporation.
f. Installation of waterlines included in moves between holes.
g. Materials left in hole will be charged to the Corporation at cost plus 15%.
h. Collection and disposal of drill cuttings are not included in the drilling price.
i. Cementing and Mechanical plugs installed at day work rates.

(6) Core Boxes:

The Contractor agrees to supply to the Company enough core trays at the rate of $9.75 per tray.

C. EQUIPMENT AND WORK SCHEDULE

(1) The Contractor will assign the following equipment to the project:

a. Drill Rig: BBS 37 Surface Drill
b. Pumps: Triplex pumps (mud and cement capability).
c. Half Ton Pickups: To service personnel and crew.
d. Skidder or Tractor: To assist with moves and maintain drilling operations.
e. Other: As required, including wireline rods and core barrel, casing, bits, hand tools, lighting, and accessories as required to drill holes of the sizes and to the depths listed in Section B, and wooden blocks for depth identification.

(2) The Contractor will assign sufficient personnel to the project to operate the above listed equipment seven days per week until the project is completed. The Contractor's crew will include a foreman who will act as the representative of the Contractor.

D. THE COMPANY AGREES

(1) Location of Work and of holes and Safekeeping of Core.

To determine the location, depth, and angle of each drill hole and make provisions for the safekeeping of all cores received.

(2) Right of Entry and Removal of Contractor's Property

To provide at its own expense, all rights of way, both of ingress and egress, and the peaceable possession of all real property that may be required in connection with said work, including real property upon which all necessary temporary buildings and other facilities may be erected, or placed, and to save the Contractor harmless from any and all damages, claims, costs, or charges of whatsoever kind of character incident to the occupation and use of said real property, except those resulting from negligence or disregard of the Contractor.

(3) Licenses

That all licenses and permits and reporting procedures including but not restricted to the environment as related to this drilling project shall be the responsibility of the Company, and that Contractors shall cooperate with and give technical assistance to Company with these regulations.

(4) Depth of Hole

That no hole shall exceed the maximum depth set forth in Item A(2). In the event other work or deeper drilling, other than provided herein, is desired by the Company, such other work or drilling shall

be performed under conditions and at such rates as may be agreed upon in a written instrument supplemental to this proposal, and such other work or drilling shall not be performed until such supplemental agreement is in writing and executed by both parties.

(5) Representative

The Company will have its representative on site for the duration of project.

E. THE CONTRACTOR AGREES

(1) Services and Materials:

a. The Contractor shall pipe and drill on each and every site selected by the Company's Representative.
b. To perform the work and provide the services and materials stated in the foregoing in a professional and workmanlike manner.

(2) Labour And Machinery

To supply all labour, equipment and tools including diamond drill machinery, and lubricants necessary to complete the drilling herein specified.

(3) Core Recovery and Care

To exercise maximum effort and care to recover as high a percentage of core as the nature of the grounds drilled will permit, and to deliver all such core, in boxes provided by the Contractor, at the drill site to the person or persons designated by the Company.

(4) Completion of Holes

To complete all holes according to specification notwithstanding the provision for "Premature Abandonment of Borehole", Section G contained herein.

(5) Direction of Holes

The Contractor does not guarantee the direction of the hole beyond the collar.

(6) Personnel

The Contractor shall at all times enforce strict discipline and maintain good order among its employees and shall not retain on the work site any person unfit for the work assigned to him.

Any employee who is objectionable or unsatisfactory to the Company shall be removed for the work site and replaced by any employee satisfactory to the Company.

(7) Employer's Liabilities

The Contractor agrees to be subject to and operate under all applicable Federal and Provincial Enactments regarding employer's liability including but not limited to, Worker's Compensation, unemployment Insurance, Holiday Pay, Canada Pension, and all other charges relative to its own labour.

(8) Insurance

The Contractor agrees to carry the following minimum insurance coverage at its sole expense:

- Comprehensive General Liability $2,000,000
- Automobile Insurance, Liability for Bodily injury and property damage $2,000,000
- Contractor's Equipment Insured by the Contractor

The Contractor further agrees to provide third-party liability insurance naming Grandview Gold Inc., as the insured during the life of the contract with an insurance company or companies authorized to do business in the Province of Ontario and satisfactory to the Company with coverage of the kind and in the amounts set forth by the Company. The Contractor shall if requested to do so by the Company, secure insurance certificates satisfactory to the Company showing that said insurance is in full force and effect and that the same shall not be cancelled or materially changed without fifteen (15) days prior written notice.

(9) Reports

The Contractor shall make and deliver to the Company a daily drilling report on the progress of the drilling including the depth of each hole, together with an explanation of all shutdown time, the reasons therefore and the steps being taken to remedy any problem encountered during drilling.

The company's representative will examine daily drill reports promptly and either:

a. Sign the daily drill report and return one copy of the Contractor's representative, **or**
b. In the event of a dispute regarding charges which cannot be resolved on the job site, will make qualifying notes on the report or attached
thereto, sign the report and return it to the Contractor's representative.

(10) Confidentiality

The Contractor, its servants, employees, and agents agree to keep confidential any and all information regarding drilling results and will prohibit access to core to any person other than the Company's representative or to a third party that has written permission from the Company representative to obtain such information.

(11) Indemnity

Contractor agrees, without limitation or qualifications because of any other provisions or provision herein contained, to protect, defend, indemnify and hold the Company, its officers, directors, employees, and agents harmless for and against any and all liability, suits, losses, damages, claims, actions, costs and expenses of any nature, including court costs and attorney's fees, growing out of, but not limited to, regulatory non-compliance, liens, claims, injury to death of Contractor's employees, subcontractors of any tier, agents or guests, and any other person or persons and any and all destruction, loss or damage to property arising in any way in connection with, or related to any negligence of Contractor relating to the performance of any work done by Contractor under this Agreement.

(12) Liens

The Contractor shall be responsible for, and will pay promptly all costs and charges incurred by itself for labour, machinery, tools, and supplies used in completing the work hereunder so that no lien or other such charge relative to the Contractor may be registered against the Company or the property.

F. <u>DELAYS</u>

(1) Due to the Company

It is agreed that at the same time the Company notifies the contractor to cease drilling on a hole, the company will also inform the contractor of the site of the new hole to be drilled. Should the company fail to locate sites or for any reason cause delay of the operation of the drill, the Company agrees to pay the Contractor at "standby rate" for the period that the operation of the drill has been delayed by such failure.

(2) Due to the Contractor

It is agreed that the costs of delays due to the failure of the Contractor's equipment will be to the account of the Contractor. The costs of delays resulting from negligence of the Contractor's personnel will be to the account of the Contract.

G. PREMATURE ABANDONMENT OF BOREHOLE

(1) Where cavities or loose and caving materials or hydrostatic pressure are encountered of such a nature to prevent the successful completion of any hole, with the result that it becomes necessary to abandon the hole prior to reaching the target depth, the Company shall, subject to the provisions hereof, pay for such uncompleted holes at the drilling rates herein specified for the completed footage drilled.

(2) Notwithstanding any other provision hereof, the Company shall not be obliged to pay the Contractor for any labour, materials or supplies provided by the Contractor for and in respect of any hole which must be abandoned prematurely or for any measures undertaken by the Contractor (including cementing or reaming) where such abandonment or remedial measures resulted from the negligence of the Contractor, its servants, agents or employees conducting drilling operations hereunder.

H. PAYMENT

(1) Rodren Drilling Ltd. requests **Advance Payment** in the amount of **$70,000.00**. This amount is made up of a Mob/Demob charge in the amount of $20,000.00 plus $50,000.00 to cover an advance against drilling. The advance payment will be taken off final invoice. The advance payment along with the signed contract to be sent by courier to the contractor.

(2) Invoices will be rendered twice monthly, covering the preceding half-month plus applicable taxes, and will be due and payable in full, in Canadian funds, within 15 days of issue. Interest will be charged on past due accounts at the rate of 28% per annum.

I. POLLUTION AND CONTAMINATION

It is understood and agreed by and between the contractor and the Company that the responsibility for pollution and contamination shall be as follows:

(1) Unless otherwise provided herein, the Contractor shall assume all Responsibility for, and protect, defend and save harmless the Company from and against all claims, demands, and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water, from spills of fuel, lubricants, motor oils, paint solvents, ballast, bilge and garbage, except unavoidable pollution from reserve pits, wholly in the Contractor's possession and

control and directly associated with the Contractor's equipment and facilities.

(2) Unless otherwise provided herein, the Company shall assume all responsibility for, and protect, defend and save the Contractor harmless from and against all claims, demands, and causes of action of every kind and character arising from all other pollution or contamination above or below ground, which may occur during the conduct of operations hereunder, including but not limited to that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials, and fluids, so long as such pollution or contamination is not caused by the negligence of the Contractor. Any environmental responsibility relating to the construction. Use or reclamation of it shall be the responsibility of the Company, unless arising from the negligence of the Contractor.

(3) In the event a third party commits an act or omission which results in pollution or contamination for which either Contractor or Company, for whom such party is performing work, is held to be legally liable, the responsibility therefore shall be considered, as between the Contractor and the Company to be the same as if the party for whom the work was performed that work and all of the obligations respecting defence, indemnity, holding harmless and limitation of responsibility and liability as set forth in (1) and (2) above shall be specifically applied.

J. INDEPENDENT CONTRACTOR

It is specifically understood that the Contractor is an independent contractor and not the servant or agent of the Company in any respect whatsoever and that the operations to be performed under this Agreement shall be carried on by the Contractor under its own direction and superintendence and at its own risk and if no methods or procedures, have been indicated by the Company, according to its own methods or procedures subject only to compliance by the Contractor with the provisions of this Agreement. If the Company has indicated or directed a methods or procedure to be used, the Contractor shall be responsible for the manner in which such method or procedures are to be carried out. The Contractor shall have full legal charge and control of the Contractor's men and equipment engaged in the performance of the Program. All agents, employees and sub-contractors set forth in Section C. Clause 2 hereof shall be the agents, employees and sub-contractors of the Contractor.

K. GOVERNING LAW

This Agreement and any dispute arising hereunder shall be interpreted and determined in accordance with the laws of the province and the parties hereto, hereby irrevocably attorn to the exclusive jurisdiction of the courts of the province of Ontario.

L. SEVERABILITY

If any provision of the Agreement shall be found to be or deemed to be unenforceable, illegal or invalid, then this Agreement shall be construed as if such provision was omitted and the remainder of this Agreement shall not be affected thereby.

M. ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Company and the Contractor in connection with the subject matter hereof and supersedes all prior agreements, arrangements, negotiations, representations or understandings by or between them where writer or otherwise. It is expressly understood and agreed by the parties hereto that no provision of any delivery ticket, invoice or other instrument used by the Contractor in setting forth the operations conducted hereunder shall supersede the provisions of the Agreement.

N. FORCE MAJEURE

Except for the obligation to make money payments, neither party shall be responsible for failure of or delay in performance hereunder if such failure or delay is caused by reason of "Force Majeure". The term "Force Majeure" shall mean acts of God, strikes, lockouts, wars, insurrections, earthquakes, storms, fires, arrests and restraints by any government, civil disturbances, orders, laws or proclamations of government authorities and any other causes whether of the kind enumerated herein or otherwise which are not reasonably within the control of the party claiming suspension.

O. NOTICES

Any written notice, whether mandatory or permissive, shall be deemed to be delivered the fourth (4th) business day after being posted, postage prepaid and registered, in a Canadian post office, addressed to the party to which the notice is to be given, at it address set forth below:

Grandview Gold Inc.
360 Bay St., Suite 500
Toronto, Ontario
M5H 2V6

Attention: Michael Dehn
Work: (647) 477-2382
Fax: (647) 477-2389

Rodren Drilling Ltd.
160 Poneida Road
West St. Paul, MB
R4A 5A9

Attention: Rod Cyr
Work: (204)339-1668
Fax: (204)334-2468

P. TERM

This Agreement shall terminate on completion of the contract, unless the term is extended for an additional time period by the mutual agreement of the parties hereto.

Q. ENUREMENT

This Agreement shall endure to the benefit of and be binding upon the parties hereto, their successors and assigns; **PROVIDED THAT** the Contractor shall not have the right to assign or sublet this Agreement in whole or in part without the prior written consent of the Company: **PROVIDED FURTHER THAT** consent of the Company to any sub-contract shall not relieve the Contractor of any liability for the full and faithful performance of this entire Agreement according to its terms and conditions. If assigned or sublet without such consent this Agreement shall, at the Company's election by void.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Signed and Delivered
In the presence of:

Witness:

Per:

Title: VP Corportate Development

Grandview Gold Inc.

Witness:

Rod Cyr

Title: Owner

RODREN DRILLING LTD.

This is the Execution Page to a Drilling Contract between:

Grandview Gold Inc. and Rodren Drilling Ltd.